Exhibit 99.1

NEWS RELEASE

Ducommun Incorporated Announces the Completion of Strategic Sale-Leaseback Transaction with CenterPoint Properties

SANTA ANA, Calif., December 20, 2021 (GLOBE NEWSWIRE) – Ducommun Incorporated (NYSE: DCO), a global supplier of innovative electronic and structural solutions for the aerospace and defense industry, completed a sale-leaseback transaction with an affiliate of CenterPoint Properties on December 16, 2021. The transaction involved the company’s wholly-owned subsidiary, Ducommun Aerostructures, Inc., and its industrial property located on Gardena Blvd., in Carson, California (the “Property”). Under the terms of the purchase and sale agreement, the Property was sold for an aggregate cash purchase price of approximately $143 million and generated approximately $110 million in net after-tax cash proceeds.

“I am very pleased about the closing of the sale-leaseback transaction of our Gardena performance center, located in Carson, California, said Stephen G. Oswald, chairman, president and chief executive officer. “Industrial properties in the southern California market are in extremely high demand right now, and the company is taking full advantage of it. The completion of this transaction will bring significant value to the company and its shareholders by monetizing a portion of our legacy CA owned real estate portfolio. This is also excellent news as we now move forward with a stronger balance sheet to drive further improvements in the company.”

A portion of the proceeds from the sale-leaseback will be used to pay down the revolving credit facility utilized to complete the acquisition of Magnetic Seal Corporation (“MagSeal”) that also became effective on December 16, 2021. The MagSeal acquisition further advances the company’s strategy of acquiring high value engineered products that offer customized, proprietary solutions with recurring aftermarket presence. The company intends to use the remaining proceeds from the sale leaseback transaction for further strategic acquisitions, debt repayment and general corporate purposes.

The Property represents approximately 307,000 square feet of industrial space, which the company intends to continue to occupy pursuant to the lease entered into as part of the transaction.

About Ducommun Incorporated

Ducommun Incorporated delivers value-added, innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the company specializes in two core areas – Electronic Systems and Structural Solutions – to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit Ducommun.com.

About CenterPoint Properties Trust

CenterPoint is an industrial real estate company made up of dedicated thinkers, innovators and leaders with the creativity and know-how to tackle the industry’s toughest challenges. And it’s those kinds of problems—the delicate, the complex, the seemingly-impossible—that we relish most. Because with an agile team, substantial access to capital and industry-leading expertise, those are exactly the kinds of problems we’re built to solve. For more information on CenterPoint Properties, visit centerpoint.com, follow @CenterPointProp on Twitter or engage with us on LinkedIn.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the of the federal securities laws relating to Ducommun Incorporated as discussed above, including statements relating to Ducommun’s expectations relating to the sale-leaseback transaction, including its anticipated use of the net proceeds thereof, the anticipated effects of the sale-leaseback transaction and similar expressions that concern Ducommun’s intentions or beliefs about future occurrences, expectations, or results. Forward looking statements are subject to risks, uncertainties and other factors that may change over time and may cause actual results to differ materially from those that are expected. It is very difficult to predict the effect of known factors, and Ducommun cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors, including those factors disclosed under “Risk Factors” in Ducommun’s reports filed with the SEC, including the Company’s Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, and Current Reports on Form 8-K. The forward looking statements included in this press release are made only as of the date of this press release, and Ducommun does not undertake any obligation to (and expressly disclaims any such obligation to) update the forward looking statements to reflect subsequent events or circumstances.

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CONTACTS:

Suman Mookerji, Vice President, Corporate Development and Investor Relations, 657.335.3665

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